Filed pursuant to SEC Rule 424(b)(3)
Registration No. 333-136804

QUADRIGA SUPERFUND, L.P. — SERIES A AND SERIES B SUPPLEMENT
DATED JANUARY 14, 2009 TO PROSPECTUS DATED MAY 19, 2008

DECEMBER 2008 PERFORMANCE UPDATE

			Total NAV	NAV per Unit
	December 2008	Year to Date	12/31/08	12/31/08

Series A	1.32%	30.00%	$36,667,364	$1,932.30
Series B	2.60%	46.56%	$63,384,560	$2,600.96

*	All performance is reported net of fees and expenses

Fund results for December 2008:

The world bond market rally continued in December as U.S. 30-year bond futures and the German Bund traded to record highs. Markets throughout the world experienced extreme volatility as the credit crisis evolved into a full scale global economic recession. U.S. bonds finished the year exceptionally strong as unemployment reached 6.7%, the highest rate since 1993. As economic contraction accelerated during the 2nd half of 2008, deflation fears replaced the inflation fears that dominated the 1st half of the year. European bond futures climbed to record highs as euro-zone GDP dropped to 0.6% (year-on-year). Japanese 10-year bond futures finished the year higher as the Tankan survey showed business sentiment at a 10-year low, forcing the Bank of Japan to lower interest rates to 0.1% as yen appreciation decimated exports. Long bond positions produced gains in December.

World energy markets endured extreme volatility in 2008. Front-month crude oil futures peaked in July with an intra-day high of 147.27, up over 53% on the year as the U.S. dollar remained close to all time lows. However, energy markets moved sharply lower for the balance of the year as the credit crisis and high prices quashed demand and sent the world into recession. Crude oil finished down 54.2% on the year as growing inventories and wholesale commodity deleveraging sent buyers to the exits. Heating oil, gasoline, and natural gas followed a similar path. Heating oil peaked with a gain of over 57%, only to finish down 46.3%. Gasoline and natural gas futures added 46.7% and 83%, respectively, by July before finishing with losses of 59.5% and 25%, respectively. Short positions in the energy sector produced gains in December.

Other market sectors did not reveal significant trends this month and did not have a substantial influence on December’s overall positive performance.

For the month of December 2008, Series A gained 1.32% and Series B gained 2.60%, net of all fees and expenses.

For the year ended December 31, 2008, Series A gained 30.00 percent and Series B gained 46.56%, net of all fees and expenses.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

QUADRIGA SUPERFUND, L.P. — SERIES A
DECEMBER 2008 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month Ended December 31, 2008)

STATEMENT OF INCOME

December 2008

Investment income, interest	$3,992

Expenses
Management fee	56,861
Ongoing offering expenses	30,736
Operating expenses	4,610
Selling Commissions	122,942
Other expenses	1,632
Incentive fee	—
Brokerage commissions	9,268

Total expenses	226,049

Net investment gain (loss)	(222,057)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	1,004,661
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(306,633)

Net gain(loss) on investments	698,028

Net increase (decrease) in net assets from operations	$475,971

STATEMENT OF CHANGES IN NET ASSET VALUE

December 2008

Net assets, beginning of period	$37,285,947

Net increase (decrease) in net assets from operations	475,971
Capital share transactions
Issuance of shares	513,796
Redemption of shares	(1,608,350)

Net increase(decrease) in net assets from capital share transactions	(1,094,554)
Net increase(decrease) in net assets	(618,583)

Net assets, end of period	$36,667,364

NAV Per Unit, end of period	$1,932.30

QUADRIGA SUPERFUND, L.P. — SERIES B
DECEMBER 2008 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month Ended December 31, 2008)

STATEMENT OF INCOME

December 2008

Investment income, interest	$8,876

Expenses
Management fee	98,292
Ongoing offering expenses	53,130
Operating expenses	7,969
Selling Commissions	212,521
Other expenses	2,911
Incentive fee	—
Brokerage commissions	28,253

Total expenses	403,076

Net investment gain(loss)	(394,200)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	3,211,910
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(1,213,528)

Net gain(loss) on investments	1,998,382

Net increase (decrease) in net assets from operations	$1,604,182

STATEMENT OF CHANGE IN NET ASSET VALUE

December 2008

Net assets, beginning of period	$63,046,447

Net increase (decrease) in net assets from operations	1,604,182
Capital share transactions
Issuance of shares	3,706,751
Redemption of shares	(4,972,819)

Net increase (decrease) in net assets from capital share transactions	(1,266,068)
Net increase(decrease) in net assets	338,114

Net assets, end of period	$63,384,561

NAV Per Unit, end of period	$2,600.96

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/  Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Quadriga Superfund, L.P.